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                                                                   EXHIBIT 10.1


                     AMENDMENT ONE TO AMENDED AND RESTATED
                  1993 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS
                            OF WOLVERINE TUBE, INC.

This Amendment One to Amended and Restated Stock Option Plan for Outside Directors of Wolverine Tube, Inc. dated March 22, 2001.

Section 6.07 is amended in its entirety to read as follows:

"6.07 Transferability. Options shall be nontransferable other than by will or the laws of descent and distribution and, during the life of the Outside Director, such Options shall be exercisable only by the Outside Director; provided, however, that this sentence shall not preclude the Outside Director from (i) designating a Beneficiary who shall be entitled to exercise the Option in the event of the Outside Director's death during the exercise period specified in Section 6.03 above, (ii) transferring Options to a revocable trust under circumstances where the grantor Outside Director is the trustee or co-trustee of such revocable trust and the trust beneficiaries are limited to the grantor Outside Director and, in the event of the Outside Director's death, the grantor's spouse, lineal descendants and lineal ancestors, or (iii) to, or for the benefit of, the Outside Director's Immediate Family (including, without limitation, to a trust for the benefit of the Outside Director's Immediate Family or to a partnership or limited liability company whose only partners or members are the Outside Director and/or the Outside Director's Immediate Family). The transferee shall remain subject to all the terms and conditions applicable to the Option prior to such transfer. The term "Immediate Family" shall mean the Outside Directors's spouse, children, and grandchildren (and, for those purposes, shall also include the Outside Director). Written notice of the Outside Director's intent to transfer Options under this Section 6.07 must be delivered to the Administration Committee prior to such transfer. Any transfer is subject to such limits as the Administration Committee may establish."